PLAN OF MERGER


         This Agreement and Plan of Merger, dated September 9, 1999 by and between Online International Corporation (hereinafter referred to as "Online"), and Condor West Corporation (hereinafter referred to as "Condor").

         Online International Corporation is duly organized and existing under the laws of the State of Nevada, having an authorized capital stock of 100,000,000 shares, par value $.001, of which 5,507, 244 shares of common stock are issued and outstanding, and 7,800,156 shares of Series A preferred stock are issued and outstanding; and

         Condor West is a corporation duly organized and existing under the laws of the State of Nevada, having an authorized capital stock consisting of 35,000,000 shares of common stock, par value$.001, of which 311,238 shares are issued and outstanding. Condor has 5,000,000 preferred shares authorized, of which none are issued or outstanding.

         Whereas, the board of directors of each of the constituent corporations deems it advisable, for the general welfare and advantage of the corporations and their respective shareholders, that Online merge with and into Condor; and

         The board of directors of each of the constituent corporations has approved this Agreement of Merger.

         The parties agree, in accordance with the provisions of the Nevada Revised Statutes Annotated, that Online and Condor shall be, and they hereby are, merged into a single corporation. The terms and conditions of the merger and the mode of carrying the merger into effect and the manner of converting the shares of each of the constituent corporations into shares of the surviving corporation, shall be as set forth in this Plan of Merger. The Amended Articles of Incorporation of Condor West, upon the effective date of this agreement shall be duly filed with the Secretary of State of Nevada.

                                   ARTICLE I

                  CORPORATE EXISTENCE OF SURVIVING CORPORATION

         Except as otherwise specifically set forth in this agreement, the identity, existence, purposes, powers, franchises, rights and immunities of Condor shall continue unaffected and unimpaired by the merger, and the corporate identity, existence, purposes, powers, franchises, rights and immunities of Online. Online shall cease to exist and will be merged into Condor. The separate corporate existence of Online shall be extinguished as soon as this agreement becomes effective, and Condor and Online shall become a single corporation ("Surviving Corporation"). Condor and Online are sometimes referred to as the "Constituent Corporations," and the time at which the Constituent Corporations become a single corporation is referred to as the "effective date of this agreement."

         The parties hereto agree, any stock option plan in existence for a period greater than one month prior to the execution of the instant agreement shall and hereby is canceled forthwith.

         As soon as practicable on or following the effective date of this Agreement, Condor and Online will cause the Articles of Merger to be delivered to the Secretary of State of Nevada.


                                   ARTICLE II

      AMENDMENT OF ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION

         The Amended Articles of Incorporation of the Surviving Corporation, as amended, shall, upon the effective date of this agreement, be and be deemed to be further amended to read as follows the term "Corporation" (as used in this article referring to the "Surviving Corporation");

         First: The name of the Corporation is Online International Corporation.

         Second: The principal office of the Corporation is located at 150 Laser Court, Hauppauge, New York.

         Third: The Corporation is formed for the purpose of the design and manufacture of lottery tickets and play slips for automated on-line contractors and parimutuels (on track and off track betting) as well as lottery management, investments in the lottery business, consultation and operation and for doing all things of every kind incident to the business, including but not limited to:

         Engage in any lawful activity and to manufacture, purchase or otherwise acquire, invest in, own mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description;

         To hold, purchase and convey real and personal estate and to mortgage or lease any such real and personal estate with its franchises and to take the same devise or bequest;

         To acquire, and pay for in cash, stocks, bonds or any other security of this Company, the good will, rights assets and property and to undertake or assume the whole or any part of the obligations or liabilities for any person, firm, association or corporation;

         To acquire, hold use, sell, lease, grant license in respect of, mortgage or otherwise dispose of letters of patents of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvement and processes, copyright , trade marks and trade names relating to our useful in connection with any business in this Corporation;

         To borrow money and contract debts when necessary for the transaction of its business, or for the exercise of its corporate rights, privileges or franchises, or for any other lawful purpose of its incorporation ; to issue bonds, promissory notes, bills of exchange, debentures and other obligations and evidence of indebtedness, payable at specified time or times or payable upon the happening of a specified event or events, whether secured by mortgage, pledge or otherwise, or unsecured for money borrowed, or in payment for property purchased, or acquired, or for any other lawful objects;

         To do all and everything necessary and proper for the accomplishment of the objects enumerated in this plan or necessary or incidental to the protection and benefit of the Corporation and, in general, to carry on any lawful business necessary or incidental to the attainment of the objects of the Corporation, whether or not such business is similar in nature to the objects herein set forth above.

         Fourth: Section 1. The maximum number of shares which the Corporation is authorized to have outstanding is 100,000,000 shares, which shall be classified as common stock.

         Section 2. The express terms and provisions of the shares of preferred stock are as follows

         Subject to the limitations and restrictions set forth in this Article Fourth, the board of directors is authorized and empowered at one time or from time to time.

(1) To create one or more series of preferred stock and to authorize the issuance of preferred stock in such series, and to fix or alter in respect of any particular series, the following express terms and provisions of any authorized and unissued shares of preferred stock (whether or not such shares shall have been previously designated as shares of a particular series):

         (a) The designation of the series;

         (b) The number of shares of the series, which number may at any time or from time to time be increased or decreased by the board of directors, notwithstanding that shares of the series may be outstanding at the time of such increase or decrease, unless the board of directors shall have otherwise provided in creating such series;

         (c) The dividend rate, not exceeding, however, 5% per annum;

         (d) The dates at which dividends, if declared, shall be payable;

         (e) The redemption price if any, may be fixed by the board of directors, plus accrued dividends to the date of redemption;

         (f) The liquidation price, in the case of voluntary dissolution, liquidation or winding up, shall be, if any, fixed for redemption, plus accrued dividends to the date of distribution, and in the case of involuntary dissolution, liquidation or winding up shall be $5.00 per share plus accrued dividends to the date of distribution;

         (2) To make the preferred stock of any one or more series convertible into or exchangeable for common stock of the Corporation, and in any such event, prior to the issuance, to fix or alter the conversion price or prices or the rate or rates of exchange and adjustments, if any, at which such conversion or exchange may be made, including provisions for protection against dilution or impairment of the rights of conversion or exchange, and any other terms and provisions in respect to conversion or exchange, not repugnant to law; and

         (3) To adopt amendments to the Articles of Incorporation as may be required or permitted by law to accomplish the foregoing purposes.

         In connection with the subject merger, the parties hereto acknowledge the following representations related to the preferred share structure and obligations within the capital structure of Online International Corporation to the consummation of the subject merger. The parties hereto further acknowledge, the preferred share structure shall continue as an integral part of the surviving company.

DIVIDENDS TO PREFERRED

         Online has issued Series A Preferred Shares. The Series A Preferred Shares carry a fixed preferential non-cumulative cash dividend rate of 5% payable semi-annually.

RIGHTS ON DISSOLUTION

         The rights of the preferred shareholders upon dissolution or winding up is the preferential right to participate in any distribution or liquidation or dissolution of the Company.

VOTING RIGHTS

         The Series A Preferred Shareholders have the right to vote in the same manner and on the same matters as do the holders common stock, except in circumstance where the Company is deemed to be in default of its obligations to the holders of the Series A Preferred Shareholders. See paragraph 6 of this article for the additional voting rights associated with the holders of preferred shares.

DEFAULT

         The Company is deemed to be in default of its obligations to the holders of the Series A Preferred Shares if it fails to:

(I)  provide such preferred shares with
         (i) all regularly prepared annual and quarterly financial statements of the Company;
         (ii) reasonable  access to the books and records of the  Company;
(II) obtain prior written approval of the preferred shareholders of 51% of the then issued and outstanding Series A Preferred Shareholders for any:
         (i) appointment or compensation of all executive, management and supervisory personnel;
         (ii) capital expenditures in excess of $100,000;
         (iii) acquisition(s) or merger(s); and
         (iv) issuance of securities or non-trade debt, declaration of dividends or adjustment to the Company's capital structure; or

(III) maintain at all time a positive shareholder equity and working capital.

CONVERSION

         Upon written notice to the Company of the intent to exercise such conversion rights, a holder of Series A Preferred Shares may convert all or any portion thereof into common shares of the surviving company at the rate of one common share for each Series A Preferred Share held. However, this limitation does will not apply in circumstances where the Company is deemed to be in default of its obligations to the holders of the Series A Preferred Shares, as set forth above.

SUBDIVISION B. GENERAL PROVISIONS APPLICABLE TO ALL SERIES.

         The following general provisions shall apply to the preferred stock of the Corporation, with the exception of the above described Seris A Preferred shares.

         1. Dividends. The holders of preferred stock of each series shall be entitled to receive dividends, payable quarterly or annually on such dates as may be fixed for such series, when and as declared by the board of directors, at the rate fixed for such series and no more. Dividends on each share of each series shall commence to accrue and be cumulative from the first day of the current dividend period within which such share was issued. A "dividend period" in respect of any share is the period between any two consecutive dividend payment dates, including the first of these dates, as fixed for the series to which the share shall belong. If for any past or current dividend period or periods, dividends shall not have been paid or declared and set apart for payment upon all outstanding shares of any series at the rate fixed for such series, the deficiency shall be fully paid, or dividends in the amount of such deficiency shall be declared and set apart for payment before, any dividend shall be declared and paid upon common stock of the Corporation or upon any other shares ranking junior to the preferred stock; provided, however, that dividends in full shall not be declared and set apart for payment or paid on preferred stock of any one series for any dividend period unless dividends in full have been or are contemporaneously declared and set apart for payment or paid on preferred stock of all series for the dividend periods terminating on the same or an earlier date when dividends on preferred stock of any one or more series are not paid in full at the stated rate, the preferred stock of all series shall share ratably in any payments of dividends in accordance with the sums which would be payable on the preferred stock if dividends for all dividend periods terminating on the same or an earlier date were declared and paid in full. Accumulations of dividends shall not bear interest.

         After full cumulative dividends upon the preferred stock of all series then outstanding for all past dividend periods and for the current dividend period shall have been paid or declared and set apart for payment, then, and not otherwise, dividends may be declared and paid upon shares ranking junior to the preferred stock subject, however, to the restrictions set forth in paragraph 4 of this subdivision B.

         "Accrued dividends" shall mean, in respect to each share of preferred stock of any series, an amount equal to simple interest upon the par value of such share at an annual rate equal to the rate fixed for such series from the date from which dividends on such share became cumulative to the date of computation, less the aggregate amount of dividends paid.

         2. Dissolution, Liquidation and Winding Up. Upon any voluntary dissolution, liquidation or winding up of the Corporation, the holders of preferred stock of each series shall be entitled to receive out of the assets of the Corporation, whether capital or surplus, the liquidation price per share fixed for the respective series and payable upon such voluntary dissolution, liquidation or winding up, before any distribution of the assets to be distributed shall be made to holders of common stock of the Corporation or of any other shares ranking junior to the preferred stock.

         If the assets distributable on such dissolution, liquidation or winding up, whether voluntary or involuntary, shall be insufficient to permit the payment to holders of preferred stock of the full amounts, then the assets shall be distributed ratably among the holders of preferred stock of the respective series in accordance with the sums which would be payable in respect of such shares upon such dissolution, liquidation or winding up if all sums payable were discharged in full. After payment to holders of preferred stock of the full preferential amounts, the holders of preferred stock as such shall have no right or claim to any of the remaining assets of the Corporation, which remaining assets shall be distributed among the holders of shares ranking junior to the preferred stock in accordance with their respective rights thereto. The sale of all the property and assets of the Corporation to, or the merger or consolidation of the Corporation into or with, any other corporation shall not be deemed to be a dissolution, liquidation or winding up for the purposes of this paragraph.

         3. Redemption. At the option of the board of directors of the Corporation, the Corporation may redeem any series of preferred stock, or any part of any series, at any time at the redemption price fixed for such series; provided, however, that not less than 30 days prior to the date fixed for redemption a notice of the time and place shall be given to the holders of record of the preferred stock, by mailing a copy of the notice to the holders at their respective addresses as the same appear upon the books of the Corporation, and, if the board of directors shall so determine, by publication of notice in such manner as may be prescribed by resolution of the board of directors. In case of redemption of less than all of the outstanding preferred stock of any one series such redemption shall be made pro rata, or the shares of such series to be redeemed shall be chosen by lot, in such manner as may be prescribed by resolution of the board of directors.


         If at any time the Corporation shall have failed to pay dividends in full on preferred stock of any one or more series, thereafter, and until dividends in full, including accumulations, on preferred stock of every series shall have been paid or declared and set apart for payment, the Corporation shall not redeem preferred stock except as a whole, or directly or indirectly purchase any preferred stock. Subject to the foregoing, any preferred stock may be purchased by the Corporation and, if purchased for the purpose or in anticipation of redemption, may be redeemed by action of the board of directors. Preferred stock which shall have been acquired by the Corporation through conversion into or exchange for common stock shall have the same status as shares which have been redeemed. Preferred stock which shall have been redeemed shall not be reissued.

         4. Restrictions on Payment of Dividends Upon Shares Ranking Junior to the Preferred Stock. So long as any preferred stock is outstanding the Corporation shall not pay or declare and set apart for payment any dividend, or make any other distribution out of earnings, surplus or capital, on its common stock or on any shares ranking junior to the preferred stock, or purchase or acquire any of its common stock or any shares ranking junior to the preferred stock, if any such action will result in any of the following:

         (a) Reducing consolidated current assets below an amount equal to twice consolidated current liabilities;

         (b) Reducing consolidated surplus below an amount equal to two years dividend requirements on outstanding preferred stock and any outstanding shares ranking equally with or prior thereto and any outstanding preferred stocks of subsidiaries, owned by others than the Corporation and its subsidiaries;

         (c) Reducing consolidated net tangible assets to less than 200% of the sum of an amount equal to $3.00 per share on outstanding preferred stock and the amount received as consideration upon the issuance of any outstanding shares ranking equally with or prior to the preferred stock and of any outstanding preferred stocks of subsidiaries, owned by others than the Corporation and its subsidiaries;

         (d) Reducing consolidated net tangible assets plus consolidated long-term debt to less than 175% of the sum of the consolidated long-term debt and an amount equal to $5.00 per share on outstanding preferred stock and the amount received as consideration upon the issuance of any outstanding shares ranking equally with or prior to the preferred stock and of any outstanding preferred stocks of subsidiaries, owned by others than the Corporation and its subsidiaries.

         A determination by the board of directors that the conditions of this paragraph 4 have been complied with shall be binding and conclusive with respect to all shareholders of the Corporation if, in making such determination, the board of directors rely and act in good faith upon the books of the Corporation, or upon any balance sheet, profit and loss statement and statement of assets of the Corporation represented to the board of directors to be correct by the president or the officer of the Corporation having charge of or supervision of its accounts.

         5. Action by Corporation Requiring Approval of a Majority of Preferred Stock. The Corporation shall not, without the affirmative vote at a meeting, or the written consent with or without a meeting, of the holders of at least a majority of the then outstanding preferred stock as a class:

         (a) Change the express terms and provisions of the preferred stock in any manner substantially prejudicial to the holders thereof;

         (b) Increase the authorized number of shares of preferred stock or create any class of shares which shall rank equally with or prior to the preferred stock;

         (c) Sell, lease, exchange or otherwise dispose of all or substantially all of its property and assets;

         (d) Merge or consolidate into another corporation, or merge or consolidate into itself any other corporation when such merger or consolidation would involve any of the acts referred to in (a) or

(b) of this paragraph 5;

         (e) Create, assume or guarantee any mortgage on fixed assets, or permit any subsidiary of the Corporation to do so, unless all the indebtedness secured thereby be acquired and held by the Corporation or its subsidiaries; provided, however, that the Corporation or any subsidiary may create purchase money mortgages or other purchase money liens on fixed assets hereafter acquired, or acquire fixed assets which at the time of acquisition are subject to existing mortgages or other liens (and assume the same) and extend the time for payment of such purchase money or existing mortgages or other liens, or renew the same, or replace the same with other mortgages or liens upon the same fixed assets solely for the purpose of providing funds for the payment of the obligations secured by the mortgages or other liens thus replaced.

         6. Voting Rights. The holders of preferred stock shall be entitled at all times to one vote for each share of preferred stock held by them respectively; provided, however, that if the Corporation shall be in default in the payment of dividends on the preferred stock or any series thereof in an amount equal to four quarterly dividends, the holders of preferred stock shall be entitled, at all elections of directors, voting concurrently with the holders of common stock and not as a separate class, to three votes for each share of preferred stock so held. Upon the payment, or the declaration and setting apart for payment, at any time of dividends in full on preferred stock of every series outstanding, the right then vested in the holders of preferred stock to three votes at all elections of directors shall cease and determine (subject to revesting in the event of any subsequent default of the character and extent above specified), and the holders of preferred stock shall thereafter be entitled at all times to one vote for each share of preferred stock held by them, respectively.

         If notice in writing shall be given by any stockholder to the president or a vice president of the Corporation not less than 24 hours before the time fixed for holding a meeting for the election of directors that such stockholder intends to cumulate his or her votes at such election, and if an announcement of the giving of such notice is made upon the convening of the meeting, each stockholder shall have the right to cumulate his or her votes and to give one candidate as many votes as the number of directors to be elected multiplied by the number of votes to which he is entitled equals, or to distribute them on the same principle among as many candidates as such holder sees fit.

         7. Preemptive Rights. No holder of preferred stock of any series shall as such holder, have any preemptive right in, or preemptive right to subscribe to any additional preferred stock of any series, or any shares of any other class of stock, or any bonds, debentures or other securities convertible into or exchangeable for shares of stock of any class or series.

         8. Conversion or Exchange Rights. If the board of directors makes the preferred stock of one or more series convertible into or exchangeable for common stock of the Corporation pursuant to the provisions of this Agreement then and in such event the preferred stock of such series shall be convertible into or exchangeable for common stock of the Corporation at such conversion price or prices or rate or rates of exchange, with provisions for protection against dilution or impairment of such rights of conversion or exchange and such other terms in respect of conversion or exchange in a manner not repugnant to law.

         9. Definitions. As used in subdivision "b" of the above Section 2, the following terms shall have the meanings respectively, stated.

         (a) "Subsidiary" shall mean any corporation, trust or association of which the Corporation shall own directly or indirectly more than 50% of the capital stock or shares having the right to vote for directors of such corporation, trust or association or persons performing similar functions, except for the happening of a default or other contingency; provided, however, that the term "subsidiary" shall not include any corporate limited liability company, trust or association the accounts of which are not consolidated with the accounts of the Corporation if the omission to consolidate such accounts is approved as sound accounting practice by the independent certified public accountants employed by the Corporation to audit or verify the annual financial statements of the Corporation and its subsidiaries.

       (b) "Long-term debt" shall mean as to any corporation all indebtedness of whatsoever nature at any time contracted, made, issued, assumed or renewed by such corporation, which shall be payable more than twelve months from the date of the original creation, issuance or assumption. or any renewal thereof, as the case may be, provided; however, that this definition shall not apply to any contracts for service's or construction or for the purchase or sale of commodities or merchandise in the ordinary course of conducting business or to obligations incurred under lease or royalty agreements.

         (c) "Consolidated long-term debt" shall mean the total long-term debt of the Corporation and its subsidiaries after eliminating any of such debt as is owed to the Corporation or its subsidiaries.

         (d) "Consolidated net tangible assets shall mean the excess of all assets (except patents trademarks copyrights trade names, goodwill, unamortized discount and expense and other like intangibles) over all liabilities (including contingent liabilities or proper reserves therefor), including all proper reserves not otherwise deducted, but not deducting any interest in preferred stocks of subsidiaries owned by others than the Corporation and its subsidiaries, all as determined in accordance with sound accounting principles approved by the independent accountants referred to above. For the purposes of this definition, fixed assets owned by the Corporation and its subsidiaries as at December 31, 1998, shall be taken at the amount appearing in the consolidated balance sheet as at such date, subsequent additions to fixed assets to be taken at cost to the Corporation or its subsidiaries, if acquired for cash and if acquired for a consideration other than cash, then at the fair value thereof as determined by the board of directors of the Corporation at the time of such acquisition, in each case after deducting therefrom all proper reserves, including reserves for depreciation and depletion and making other proper deductions.

         e) "Consolidated current assets and consolidated current liabilities shall mean such assets and liabilities (including contingent liabilities or proper reserves therefor) as may be properly so classified in accordance with generally accepted accounting principle approved by the independent accountants for the Corporation. For the purposes of this definition there shall not be included in consolidated current assets any assets which are pledged or deposited as security for, or for the purpose of paying any obligation which is not included in consolidated current liabilities, and there shall not be included in consolidated current liabilities at liabilities for the payment of which cash has been irrevocably deposited in trust.

Section 3. The express terms and provisions of the shares of common stock are as follows:


         1. Dividends. Out of the assets of the Corporation available for dividends remaining after full dividends on all shares ranking prior to the common stock shall have been paid or declared and set apart for payment, then, and not otherwise, and subject to any restrictions or limitations contained in the express terms and provisions of any shares ranking prior to the common stock, dividends may be declared and paid upon the common stock, but only when and as determined by the board of directors.

         2. Dissolution. Liquidation and Winding Up. Upon any dissolution, liquidation, or winding up of the Corporation, or any proceedings resulting in any distribution of all its assets to its stockholders, after there shall have been paid to or set apart for holders of all shares ranking prior to the common stock the full preferential amounts to which they are respectively entitled, the holders of common stock shall be entitled to receive pro rata all of the remaining assets of the Corporation available for distribution to its stockholders.

3. Voting Rights. The holders of common stock shall be entitled at all times to one vote for each share of common stock held.

         If notice in writing shall be given by any stockholder to the president or a vice president of the Corporation not less than 24 hours before the time fixed for holding a meeting for the election of directors that such stockholder intends to cumulate his votes at such election, and if an announcement of the giving of such notice is made upon the convening of the meeting each stockholder shall have the right to cumulate his votes and to give one candidate as many votes as the number of directors to be elected multiplied by the number of votes to which he is entitled equals, or to distribute them on the same principle among as many candidates as such holder sees fit.

         4. Preemptive Rights. No holder of common stock shall, as such holder, have any preemptive right in or preemptive right to subscribe to, any shares of any other class, or any bonds, debentures or other securities convertible into or exchangeable for shares of any other class, or any preferred stock authorized by, and which may be made convertible into or exchangeable for common stock pursuant to, the provisions of this Article Two.

                                  ARTICLE III

                        BYLAWS OF SURVIVING CORPORATION

         The bylaws of Online International Corporation as they shall exist on the effective date of this agreement, shall be and remain the bylaws of the Surviving Corporation until they shall be respectively altered, amended or repealed.


                                   ARTICLE IV

                DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

         The names and addresses of the first directors of the Surviving Corporation, who shall hold office until the annual meeting of shareholders in the year set opposite their respective names below and until the election and qualification of their successors. In the event of a vacancy, the remaining members of the board of directors are empowered to fill the vacancy until the pending the next annual meting.

                                   DIRECTORS

Name                             Address                           Term of Office
----                             -------                           --------------
Stanley James White              201 Center Street                 1 year (August 5, 2000)
                                 Pearl River, NY 10965

Leslie Nochomovitz               5 German Mill Road                1 year (August 5, 2000)
                                 Thornhill, Ontario l3T4HH

Alex Igelman                     101 Caines Avenue                 1 year (August 5, 2000)
                                 Toronto, Ontario M3N 2L6

         The names and addresses of the first officers of the Surviving Corporation, who shall hold office until the first meeting of the board of directors following the next annual meeting of shareholders and until their successors are elected and qualified, are as follows:

                                    OFFICERS

Office                   Name                      Address                           Term of Office
------                   ----                      -------                           --------------
President,               Stanley James             201 Center Street                 1 year (August
Secretary                White                     Pearl River, NY 10965             5, 2000)

Chief Financial          Vicki Danseglio           27 Rocket Drive                   1 year (August
Officer                                            Islip,  NY 11752                  5, 2000)



         If on the effective date of this agreement or anytime thereafter a vacancy shall exist on the board of directors of the Surviving Corporation or in any of the above specified offices, by reason of the failure or inability of any of the above named persons to accept a directorship in the Surviving Corporation or the office to which he or she is designated, as the case may be, such vacancy may be filled by the appointment of a successor by a majority of the remaining members of the board of directors.


                                   ARTICLE V

          MANNER OF CONVERTING SHARES OF THE CONSTITUENT CORPORATIONS
                    INTO SHARES OF THE SURVIVING CORPORATION

         The manner of converting the shares of common stock of Online and the shares of common stock of Condor into shares of common stock, of the Surviving Corporation shall be as follows:

         (a) Each share of common stock of Condor which shall be outstanding (sum total of 311,238) on the effective date of this agreement shall be converted into one share of common stock of the Surviving Corporation. After the effective date of this agreement each holder of outstanding certificate or certificates representing common stock shall be entitled, upon surrender of the same to the Surviving Corporation, to receive in exchange certificates representing the number of shares of common stock of the Surviving Corporation. Until so surrendered for exchange for a certificate or certificates for common stock of the Surviving Corporation, each outstanding certificate which prior to the effective date of this agreement represented shares of common stock of shall be deemed for all corporate purposes, including the payment of dividends, to evidence the ownership of the shares of common stock of the Surviving Corporation. Upon consummation of the merger, the 85,000 shares held by the majority of the shareholders of Condor West shall be subject to the terms and conditions of the lock-up agreement executed contemporaneously with the instant agreement. The Post merger the share distribution shall be as follows: Online's shareholders will own 201,458 shares of the Surviving Corporation; the majority shareholders of the former Condor and their respective financial consultant will beneficially own the sum of 85,000 shares of common stock. The former minority shareholders of Condor will beneficially own the sum of 24,780 shares of the common stock of the Surviving Corporation. The 5,507,244 shares of common stock and the 7,800,156 shares of Series A preferred shares owned by the pre-merger shareholders of Online respectively will be converted into shares of the Surviving Corporation on a one for one share basis.

         (b) The shareholders of Online represent they are not in possession of their respective stock certificates and such certificates were, in fact, created but not delivered. Counsel for Online will endeavor to secures said certificates. In the absence of securing said certificates, the following steps must be taken. Prior to the issuance of any certificates to the shareholders of Online, each shareholder must warrant and swear he, she or it is in fact a bona fide shareholder of Online and, as such, is entitled to the designated shares of common stock of the Surviving Corporation. Such representation must be made with the understanding that such representations, if false, constitute serious violations of the federal securities laws and could result in imprisonment and or cause the Company to become the subject of an enforcement proceeding by the U.S. Securities and Exchange Commission.

         (c) Upon satisfaction and compliance with the of the foregoing paragraph, the surviving corporation shall without unnecessary delay issue certificates of stock in a form the board of directors deems advisable and the board shall provide and adopt rules and regulations as may be necessary or proper for the issuing and transfer of the shares of the capital stock of the consolidated corporation.

         (d) Any and all shares held by the former directors of Online International Corporation and Norla Russell (875,000), James Russell (875,000), and Erik Fisher (750,000) shall be restricted and nontradeable for a period of five years. Legal counsel for the Surviving Company shall hold said stock certificates.


                                   ARTICLE VI

                            MISCELLANEOUS PROVISIONS

         1. This agreement shall be submitted to the respective majority shareholders of the Constituent

Corporations as provided by law, and upon its adoption by a majority of votes of shareholders of Online and Condor representing the total number of shares of its capital stock and by the vote of the holders of shares of entitling them to exercise a majority of the voting power of such corporation, such facts shall be duly certified by the respective presidents and secretaries, and this agreement shall take effect and be deemed and taken to be the agreement and act of merger of the Constituent Corporations and the merger shall be and become effective upon the Articles of Merger being filed with the Secretary of State of Nevada.

         2. At the first meeting of the board of directors of the Surviving Corporation, which shall be held as soon as practicable thereafter the merger, the directors or their successors shall elect or appoint the officers of the surviving corporation.

         3. Online International shall pay the expenses of carrying this agreement of merger into effect and of accomplishing the merger.


         4. On the effective date of this agreement the Surviving Corporation shall without other transfer, succeed to all the rights, capacity, privileges powers, franchises and immunities, as well of a public as of a private nature, and be subject to all the restrictions, disabilities. liabilities, obligations and duties of each of the Constituent Corporations, and all and singular the rights, privileges, powers, franchises and immunities of each of the Constituent Corporations and all property real, personal and mixed, and all debts, obligations and liabilities due to either of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation, and all property, rights, privileges, powers, franchises and immunities, and all and every other interest shall be thereafter the property of the Surviving Corporation and the title to any real estate in either of the Constituent Corporations, shall not revert or be in any way impaired by reason of the merger; provided that all rights of creditors and all liens upon any property of each of the Constituent Corporations shall be preserved unimpaired limited to the property affected by such liens at the time of the merger, and all debts, liabilities and duties of the respective Constituent Corporations shall then attach to the Surviving Corporation and may be enforced against it to thesame extent as if said debts liabilities and duties had been incurred or contracted by it.

         5. If at any time the Surviving Corporation shall deem or be advised that any further assignments or assurances in law or things are necessary or desirable to vest or to perfect or confirm, of record or otherwise in the Surviving Corporation the title to any property of Condor acquired or to be acquired by reason of or as a result of the merger provided for by this agreement, Condor and its proper officers and directors shall and will execute and deliver any and all such proper documents as necessary in law and do all things necessary or proper so to vest, perfect or confirm title to such property in the Surviving Corporation and otherwise to carry out the purposes of this agreement.

CONDOR WEST CORPORATION


By: /s/ Carl D. Nation
    -------------------------------------
        Carl D. Nation

Title: Chief Executive Officer, President
          Secretary

Online International Corporation


By: /s/ Stanley James White
    -------------------------------------
        Stanley James White

Title: Chief Executive Officer, President
          Secretary